                                  RESOLUTIONS OF THE
                                BOARD OF DIRECTORS OF
                                APPLIED MATERIALS, INC.

                                Adopted on June 23, 1999

                                AMENDMENT TO BYLAWS

RESOLVED, that Article III, Section 3.1, of the bylaws of the corporation be amended to read as follows:

"3.1    Powers.  The business and affairs of the
corporation shall be managed by or under the direction of the board of directors, except as otherwise provided in the General
Corporation Law of the State of Delaware or in the certificate of incorporation."

RESOLVED FURTHER, that the Secretary of the corporation hereby is directed to include in the corporate minute books copies of the foregoing amendment to the bylaws of the corporation; and

RESOLVED FURTHER, that the proper officers of the corporation are, and each hereby is, authorized and directed, jointly and severally, for and on behalf and in the name of the corporation, to do or cause to be done any and all acts, including but not limited to the execution and delivery of any and all papers, agreements, documents, instruments and certificates, as such officers may deem necessary or appropriate to carry out the purposes and intent of the foregoing resolutions, and the performance of any such acts, including but not limited to the execution and delivery by such officers of any such papers, agreements, documents, instruments and certificates, shall conclusively establish the authority of such officers therefor; and

RESOLVED FURTHER, that any actions taken by such officers prior to this action by the Board of Directors approving the foregoing resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved as the acts and deeds of the corporation.